EXECUTION COPY


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                            KIEWIT MATERIALS COMPANY,

                          RINKER MATERIALS CORPORATION

                                       and

                       JEM LEAR ACQUISITION COMPANY, INC.





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                          AGREEMENT AND PLAN OF MERGER

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                            Dated as of July 9, 2002

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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of July 9, 2002 (the "Agreement"), among Kiewit Materials Company, a Delaware corporation (the "Company"), Rinker Materials Corporation, a Georgia corporation ("Parent"), and Jem Lear Acquisition Company, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Board of Directors of the Company (the "Board of Directors") and the Board of Directors of Purchaser have each determined that it is in the best interests of their respective stockholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance thereof, it is proposed that Purchaser will make a cash tender offer (the "Offer") to acquire all shares (the "Shares") of the issued and outstanding common stock, $.01 par value, of the Company (the "Company Common Stock") for $17.00 per share of Company Common Stock or such higher price as may be paid in the Offer (the "Per Share Amount"), net to the seller in cash; and

     WHEREAS, also in furtherance of such acquisition, the Board of Directors and the Board of Directors of Purchaser have each approved the merger of Purchaser with and into the Company (the "Merger") following the Offer in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") and upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Purchaser hereby agree as follows:

                                    ARTICLE I

                                THE TENDER OFFER

     Section 1.1 The Offer.

     (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 hereof and none of the events set forth in Annex I hereto shall have occurred and be existing, Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) the Offer as promptly as reasonably practicable following the public announcement of the execution of this Agreement, but in no event later than ten business days following the date of the execution of this Agreement. The obligation of Purchaser to accept for payment any Shares tendered shall be subject only to the satisfaction of those conditions set forth in Annex I. Parent expressly reserves the right from time to time, subject to Sections 1.1(b) and 1.1(d) hereof, to waive any such condition, to increase the Per Share Amount, or to make any other changes in the terms and conditions of the Offer. The Per Share Amount shall be net to the seller in cash, subject to reduction only for any applicable back-up withholding or stock transfer taxes required by law to be withheld from payments to the seller. The Company agrees that no Shares held by the Company or any of its Subsidiaries (as hereinafter defined) will be tendered pursuant to the Offer.

     (b) Without the prior written consent of the Company, Parent shall not (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought, (iii) amend or waive satisfaction of the Minimum Condition (as defined in Annex I) other than to reduce the percentage of Shares in such condition to any percentage that is not less than a majority or (iv) impose additional conditions to the Offer or amend any other condition or term of the Offer in any manner adverse to the holders of Shares. Upon the terms and subject to the conditions of the Offer, Purchaser will, and Parent will cause it to, accept for payment and purchase, as promptly as practicable after expiration of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer that Purchaser becomes obligated to accept for payment and pay pursuant to the Offer.

     (c) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") having only the conditions set forth in Annex I hereto. As soon as practicable on the date the Offer is commenced, Parent and Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer that will comply in all material respects with the provisions of such Schedule TO and all applicable federal securities laws, and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and other ancillary Offer documents pursuant to which the Offer will be made (which documents, together with any supplements or amendments thereto, are referred to collectively herein as the "Offer Documents"). Parent and Purchaser agree promptly to correct the Schedule TO or the Offer Documents if and to the extent that any of them shall have become false or misleading in any material respect (and the Company, with respect to written information supplied by it specifically for use in the Schedule TO or the Offer Documents, shall promptly notify Parent of any required corrections of such information and shall cooperate with Parent and Purchaser with respect to correcting such information) and to supplement the information provided by it specifically for use in the Schedule TO or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents before they are filed with the SEC. In addition, Parent and Purchaser agree to use reasonable efforts to provide the Company and its counsel with any comments, whether written or oral, that Parent or Purchaser or either of their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO promptly after receipt of such comments and to consult with the Company and its counsel prior to responding to such comments.

     (d) The Offer to Purchase shall provide for an initial expiration date of September 25, 2002. Purchaser agrees that it shall not terminate or withdraw the Offer or extend the expiration date of the Offer pursuant to this Agreement unless at the expiration date of the Offer the conditions to the Offer described in Annex I hereto shall not have been satisfied or


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earlier waived in accordance with the terms of this Agreement; provided, however, that if, at the expiration date of the Offer (as it may be extended):

          (i) the conditions to the Offer described in Annex I hereto (other than the Minimum Condition) shall not have been satisfied or earlier waived but are reasonably capable of being satisfied on or prior to November 8, 2002, or

          (ii) the Minimum Condition shall not have been satisfied or, to the extent permitted in Section 1.1(b), earlier waived;

Purchaser shall, from time to time extend the expiration date of the Offer (each such individual extension not to exceed 10 business days (as defined in Rule 14d-1 under the Exchange Act) until the date such conditions are satisfied or earlier waived in accordance with the terms of this Agreement, and Purchaser becomes obligated to accept for payment and pay for Shares tendered pursuant to the Offer; provided, further, that in the case of either clause (i) or (ii) above, and except as otherwise set forth in Section 8.1(e) hereof, the expiration date of the Offer shall not be extended beyond November 8, 2002, without the prior written consent of the Company and Purchaser. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the expiration date of the Offer (as it may be extended) for any period required by applicable rules and regulations of the SEC in connection with an increase in the consideration to be paid pursuant to the Offer. Purchaser may provide a "subsequent offering period" (as contemplated by, and in accordance with, Rule 14d-11 under the Exchange Act) of not less than three business days nor more than five business days following its acceptance of and payment for the Shares in the Offer.

     Section 1.2 Company Action.

     (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors, at a meeting duly called and held on July 8, 2002: (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger; (ii) recommended that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and approve this Agreement and the transactions contemplated hereby, including the Merger; (iii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company; (iv) took all action necessary to render the limitations on business combinations contained in
Section 203 of the Delaware Law inapplicable to this Agreement, and the transactions contemplated hereby and thereby; and (v) waived the restrictions on transferring Shares contained in the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") only to the extent necessary to permit (x) holders of Shares to tender their Shares in the Offer and (y) Purchaser to purchase validly tendered Shares in the Offer.

     (b) The Company hereby agrees to file with the SEC, concurrently with the filing by Parent and Purchaser of the Schedule TO with respect to the Offer, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that will comply in all material respects with the provisions of all applicable federal securities laws. The Company agrees to mail such Schedule


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14D-9 to the stockholders of the Company along with the Offer Documents. The
Schedule 14D-9 and the Offer Documents shall contain the recommendation of the Board of Directors described in Section 1.2(a) hereof. The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and each of Parent and Purchaser, with respect to written information supplied by it specifically for use in the
Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall take all steps necessary to cause the
Schedule 14D-9, as so corrected or supplemented, to be filed with the SEC and disseminated to the Company's stockholders to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any supplements thereto before they are filed with the SEC. The Company shall provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments and shall consult with Parent, Purchaser and their counsel prior to responding to any comments.

     (c) In connection with the Offer, the Company shall promptly upon execution of this Agreement furnish Parent with mailing labels containing the names and addresses of all record holders of Shares, and (to the extent available) non-objecting beneficial owners lists and security position listings of Shares held in stock depositories, each as of the most recent practicable date, and shall promptly furnish Parent with such additional information, including updated lists of stockholders, mailing labels and security position listings, and such other information and assistance as Parent or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents reasonably necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information held in such labels and listings, shall use such information solely in connection with the Offer and the Merger, and if this Agreement is terminated or if the Offer is otherwise terminated, shall promptly destroy or cause to be destroyed or deliver or cause to be delivered to the Company all copies of such information then in their possession or in the possession of their agents or representatives.

     Section 1.3 Directors. Promptly upon the purchase by Purchaser of any Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or any affiliate of Parent (including for purposes of this Section 1.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its Subsidiaries) bears to the number of Shares outstanding. At each such time, the Company will also cause (i) each committee of the Board of


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Directors, (ii) if requested by Parent, the board of directors of each of the
Subsidiaries and (iii) if requested by Parent, each committee of such board to include Persons designated by Parent constituting the same percentage of each such committee or board as Parent's designees constitute on the Board of Directors. The Company shall, upon request by Parent, promptly increase the size of the Board of Directors or exercise its reasonable efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors in accordance with the terms of this Section 1.3 and shall cause Parent's designees to be so elected; provided, however, that, in the event that Parent's designees are appointed or elected to the Board of Directors, until the Effective Time (as defined in Section 2.2 hereof) the Board of Directors shall have at least one director who is a director on the date hereof and who is not an officer of the Company and is not a designee, stockholder, affiliate or associate (within the meaning of the federal securities laws) of Parent (one or more of such directors, the "Independent Directors"); provided, further, that if no Independent Directors remain, the other directors shall designate one Person to fill one of the vacancies who shall be neither an officer of the Company nor a designee, stockholder, affiliate or associate of Parent, and such Person shall be deemed to be an Independent Director for purposes of this Agreement. Subject to applicable law, the Company shall promptly take all action necessary pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3 and shall include in the
Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Parent has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this
Section 1.3. Parent will supply the Company in writing and be solely responsible for any written information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Parent constitute a majority of the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend, modify or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of Parent's obligations hereunder or (iv) take any other action by the Company in connection with this Agreement required to be taken by the Board of Directors.

                                   ARTICLE II

                                   THE MERGER

     Section 2.1 The Merger. At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Agreement and Delaware Law, Purchaser shall be merged with and into the Company, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     Section 2.2 Effective Time. As promptly as practicable, and in any event within five business days after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger


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with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the time of such filing being the "Effective Time").

     Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 2.4 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     Section 2.5 Certificate of Incorporation; By-Laws; Directors and Officers.

     (a) The Certificate of Incorporation of Purchaser, as in effect immediately before the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

     (b) The By-Laws of Purchaser, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

     (c) The directors of Purchaser immediately before the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

     Section 2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder of any of the following securities:

     (a) Common Stock of Purchaser. Each share of common stock, par value $.01 per share, of Purchaser (the "Purchaser Common Stock") issued and outstanding


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immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Parent-and Purchaser-Owned Company Common Stock. Each share of Company Common Stock that is owned by Parent, Purchaser or any Subsidiary of Parent or Purchaser or held in the treasury of the Company (collectively, the "Excluded Shares") shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

     (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares or Dissenting Shares (as defined in Section 2.6(d)) shall be converted into the right to receive the Per Share Amount in cash payable to the holder thereof upon surrender of the certificate formerly representing such Share.

     (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has properly exercised and perfected appraisal rights for payment of the fair value for such holder's shares as determined in accordance with Section 262 of Delaware Law ("Dissenting Shares") shall not be converted into the right to receive the Per Share Amount (but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with Delaware Law), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right under Delaware Law. If any such holder of Company Common Stock shall have failed to perfect or shall have effectively withdrawn or lost such right, each Share of such holder shall be treated as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive the Per Share Amount in accordance with Section 2.6(c). The Company shall give prompt notice to Parent and Purchaser of any demands received by the Company for appraisal of any Shares, and Parent and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent and Purchaser, make any payment with respect to, or settle or offer to settle, any such demands.

     (e) Cancellation and Retirement of Company Common Stock. As of the Effective Time, all Shares issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except, in all cases other than Excluded Shares and Dissenting Shares, the right to receive the Per Share Amount therefor upon surrender of such certificate in accordance with
Section 2.7.

     Section 2.7 Exchange of Certificates.

     (a) Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the "Exchange Agent") to receive the funds necessary to make the payments contemplated by Section 2.6. At the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders


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of Shares, for exchange in accordance with this Article II, cash in an amount sufficient to make payments as provided in Section 2.6 (such cash consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions of the Surviving Corporation, make payments out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.6(c) into the right to receive the Per Share Amount (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Per Share Amount. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, Parent shall cause the Exchange Agent to pay to the holder of such Certificate in exchange therefor the Per Share Amount for each share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and any other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.7(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Amount in cash as contemplated by Section 2.6(c). The right of any stockholder to receive the Per Share Amount shall be subject to and reduced by any applicable withholding obligation. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of Certificates which have been converted pursuant to this Agreement into the right to receive the Per Share Amount, and if such Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Per Share Amount. No interest will be paid or will accrue on any cash payable upon the surrender of a Certificate which immediately before the Effective Time represented outstanding Shares.

     (c) No Further Ownership Rights in Company Common Stock Exchanged For Cash. All cash paid upon the surrender for exchange of Certificates representing Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such Certificates.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation and any holders of Shares prior to the Merger


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who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of the Per Share Amount.

     (e) No Liability. None of Purchaser, Parent, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or affiliate thereof, shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates representing Shares shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any consideration to be paid hereunder in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any cash, shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of all claims or interests of any Person previously entitled thereto.

     (f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Per Share Amount as contemplated hereby, the Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

     (g) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation.

     (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Amount payable pursuant to this Agreement.

     Section 2.8 Convertible Debentures. Promptly following the date of this Agreement, the Company shall give notice to the registered holders of its outstanding convertible debentures (the "Convertible Debentures") of the Company's redemption of the Convertible Debentures on a date that is not less than 30 days after the date such notice is given. The Company shall give such notice and effect such redemption in accordance with the terms of the Indenture, dated as of September 14, 2000, between the Company and UMB Bank, N.A. (the


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"Indenture"), as trustee, relating to the Convertible Debentures, the terms of the Convertible Debentures and applicable law.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Parent and Purchaser hereby represent and warrant to the Company as follows:

     Section 3.1 Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

     Section 3.2 Capitalization. The authorized capital stock of Purchaser consists of 750 shares of Purchaser Common Stock. As of the date hereof, 100 of such shares are issued and outstanding, duly authorized, validly issued, fully paid and nonassessable and owned beneficially and of record by Parent free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever ("Liens"). There are no other options, warrants or other rights, agreements, arrangements or commitments of any character obligating Purchaser to issue or sell any shares of capital stock of or other equity interests in Purchaser.

     Section 3.3 Authority Relative to this Agreement. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and no other corporate proceeding is necessary for the execution and delivery of this Agreement by Parent or Purchaser, the performance by Parent or Purchaser of their respective obligations hereunder and the consummation by Parent or Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms.

     Section 3.4 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) materially conflict with or violate any material law, regulation, court order, judgment or decree applicable to Parent or Purchaser or by which any of their property is bound or subject, (ii) violate or conflict with the Certificate of Incorporation, By-Laws, or equivalent organizational documents of either Parent or Purchaser, or (iii) result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the property or assets of Parent or Purchaser pursuant to, any material contract, instrument, permit, license or franchise to which Parent or Purchaser is a party or by which Parent or Purchaser or any of its property is bound or subject.

     (b) Except for applicable requirements, if any, of the Exchange Act, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of an appropriate Certificate of Merger as required by Delaware Law and filings as may be required under applicable "takeover" or "blue sky" laws, neither Parent nor Purchaser is required to submit any notice, report or other filing with any governmental or regulatory authority, agency or body, domestic or foreign (a "Governmental Entity"), in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by either Parent or Purchaser in connection with its execution, delivery or performance of this Agreement.

     Section 3.5 Financing Arrangements. Parent has or will have funds available to it sufficient (a) to pay the aggregate Per Share Amount, (b) to refinance any indebtedness or other obligation of the Company which may become due as a result of this Agreement or any of the transactions contemplated hereby and (c) to pay all related fees and expenses.

     Section 3.6 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Purchaser has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

     Section 3.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

     Section 3.8 Offer Documents; Information Supplied. The Offer Documents and any amendments or supplements thereto will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Neither the Offer Documents nor any amendments thereof or supplements thereto will, at any time the Offer Documents or any such amendments or supplements are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Purchaser do not make any representation or warranty with respect to any written information that has been supplied by the Company or its authorized representatives specifically for inclusion in the Offer Documents. None of the written information supplied by Parent, Purchaser or their officers, directors, representatives, agents or employees specifically for inclusion in (i) the proxy statement to be filed with the SEC by the Company in connection with the solicitation of proxies from stockholders at the special meeting of stockholders of the Company to consider this Agreement and the Merger (the "Company Stockholders' Meeting") or

(ii) the information statement to be filed by the Company with the SEC and sent to such stockholders with respect to the Company Stockholders' Meeting, as appropriate (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"), will, on the date the Proxy Statement is first sent to the Company's stockholders or at the time of Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 3.9 Use of "Kiewit" Name. Parent and Purchaser hereby acknowledge that neither Parent nor the Surviving Corporation, nor any of their affiliates, shall have any right to use the name "Kiewit," or any derivation thereof, from and after the Effective Time, subject to the right to use the name for a transitional period of up to six months in accordance with the terms of that certain Amendment to Separation Agreement (the "Amended Separation Agreement"), dated as of July 8, 2002, by and among the Company, Peter Kiewit Sons', Inc. ("PKS") and Kiewit Construction Group Inc.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Purchaser as follows:

     Section 4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company and each of its Subsidiaries has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which (individually or in the aggregate), when taken together with all other such failures, would not have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means any act, omission, fact or circumstance that (i) results in or would reasonably be expected to result in
(A) the incurrence or increase of an obligation or liability of the Company or any of its Subsidiaries, (B) the diminution in value of any of the assets or rights of the Company or any of its Subsidiaries, or (C) the effective loss by the Company or any of its Subsidiaries of its rights to use any of the assets of the Company and its Subsidiaries as such assets are presently used, and (ii) that exceeds, in any such case, individually or in the aggregate, $32,400,000 (after giving effect to any applicable insurance coverage if the Company or its Subsidiaries has either, received proceeds from such coverage or, subject to
Section 8.1(e), written notice from any insurer unconditionally accepting coverage or a portion thereof); provided, however, that (x) any such acts, omissions, facts or circumstances directly resulting from this Agreement or the transactions contemplated by this Agreement or the announcement thereof, (y) any occurrence or condition affecting the aggregates industry generally, or (z) any changes in general economic, regulatory or political conditions shall not constitute a Material Adverse Effect or be included in any calculation thereof.

     Section 4.2 Capitalization. The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock; and (ii) 10,000,000 shares of Preferred Stock, par value $.01 per share ("Company Preferred Stock"). As of the date of this Agreement: (A) 36,003,436 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 2,118,537 shares of Company Common Stock were reserved for issuance upon the conversion of the Convertible Debentures (which is the aggregate number of shares into which such Convertible Debentures are currently convertible) and, when issued upon conversion of the Convertible Debentures, such shares of Company Common Stock will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Schedule 4.2: (i) as of the date of this Agreement, none of the Company's or any Subsidiary's capital stock is held in its treasury; (ii) all shares or other interests of the Company's and each Subsidiary's capital stock were issued without violation of any preemptive or similar rights and in compliance in all material respects with federal and state securities laws and other material applicable law; (iii) the Company and each Subsidiary has complied in all material respects with the terms of its capital stock, including the provisions of its respective certificate of incorporation or the equivalent applicable thereto; (iv) all of the Company's or any Subsidiary's capital stock acquired by it was purchased from funds legally available for the repurchase of shares of capital stock and otherwise in accordance with its certificate of incorporation, by-laws or other governing instruments and other applicable laws; (v) except for the Convertible Debentures and as provided for in the Restated Certificate, no options, warrants, subscriptions, puts, calls or other rights, commitments, undertakings or understandings to acquire, dispose of or restrict the transfer of, any of the Company's or any Subsidiary's capital stock or other securities of any kind or class or rights, obligations or undertakings convertible into the Company's or any Subsidiary's securities of any kind or class are authorized or outstanding (and to the extent any of the foregoing exist, the Company and each Subsidiary has complied in all material respects with their terms and conditions); and (vi) except for the Convertible Debentures and the Repurchase Agreements (as defined below) and as otherwise provided in the Restated Certificate, neither the Company nor any Subsidiary is subject to any obligation to purchase, redeem or otherwise acquire any of its capital stock or securities (or of any options or rights or obligations described in clause (v) above) upon the occurrence of a specified event (and assuming that specified time periods have passed and appropriate notices have been given) or otherwise.

     Section 4.3 Subsidiaries. Schedule 4.3 lists the Subsidiaries of the Company. Except as set forth in Schedule 4.3, all of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized, validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). The Company does not directly or indirectly own any securities or other beneficial ownership interests in any other entity (including through joint ventures or partnership arrangements) other than (i) the Subsidiaries of the Company, (ii) as disclosed on Schedule 4.3, and (iii) investments in publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity.

For purposes of this Agreement, "Subsidiary" has the meaning set forth in Rule 12b-2 under the Exchange Act.

     Section 4.4 Authority Relative to this Agreement.

     The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval, if necessary, of the Merger by the Company's stockholders in accordance with Delaware Law. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

     Section 4.5 No Conflict; Required Filings and Consents.

     (a) Except as set forth in Schedule 4.5(a), the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) materially conflict with or violate any material law, regulation, court order, judgment or decree applicable to the Company or its Subsidiaries or by which its or any of its Subsidiaries' property is bound or subject, (ii) violate or conflict with the Restated Certificate or the Company's By-Laws or the comparable organizational documents of any of its Subsidiaries, or (iii) result in any material breach of or constitute a material default (or an event which with notice or lapse of time of both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the material properties or assets of the Company or any of its Subsidiaries pursuant to, or accelerate material payment obligations or materially impair or alter any of the material rights, titles and interests of the Company or of any Subsidiary in any asset of any of them under, any Company Material Contract (as defined below) or any material permit, license or franchise.

     (b) Except for applicable requirements of the Exchange Act, the pre-merger notification requirements of the HSR Act, and filing and recordation of an appropriate merger or other documents as required by Delaware Law, "takeover" or "blue sky" laws of various states, and except as set forth in Schedule 4.5(b), the Company is not required to submit any notice, report or other filing with any Governmental Entity, in connection with the execution, delivery or performance of this Agreement. No waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement, except where the failure to obtain such waivers, consents, approvals or authorizations would not, individually or in the aggregate, (i) be, or reasonably be expected to be, materially adverse to any facility or operation of the Company or any of its Subsidiaries, or (ii) impair, or be reasonably likely to impair, in any material respect, the ability of the Company to perform its obligations under this Agreement.

     Section 4.6 SEC Filings; Financial Statements.

     (a) Except as set forth on Schedule 4.6, the Company and each Subsidiary have filed all forms, reports and documents required to be filed with the SEC since September 30, 2000 (collectively, the "SEC Reports"). The SEC Reports, including the financial statements and schedules thereto included therein, (i) were prepared in accordance in all material respects with the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, and the published rules and regulations of the SEC promulgated thereunder (collectively, the "Securities Laws") as in effect at the time they were filed (and, in the case of a registration statement, at the time of effectiveness of such registration statement) and (ii) did not at the time they were filed (or, in the case of any registration statement, at the time of effectiveness of such registration statement or at any time thereafter during which the Company offered the securities registered on such registration statement) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The financial statements contained in the SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the financial position of the Company and its Subsidiaries on a consolidated basis as at the respective dates thereof and the statements of operations and cash flows of the Company and its Subsidiaries on a consolidated basis for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments.

     (c) Except as reflected or reserved against in the consolidated financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, any Quarterly Reports on Form 10-Q for the quarters ending after December 31, 2001 or any current reports on Form 8-K filed after December 31, 2001 (such annual, quarterly and current reports filed prior to the date hereof, collectively, the "2002 SEC Reports") or as otherwise disclosed in the 2002 SEC Reports, to the knowledge of the Company, the Company has no liabilities of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities incurred after the date of the most recent balance sheet of the Company included in the SEC Reports in the ordinary course of business, and liabilities that do not individually exceed $1,000,000, or in the aggregate exceed $5,000,000.

     (d) No formal or informal inquiries have been received by the Company from any Governmental Entity regarding the Company's or any Subsidiary's accounting practices or any other matter regarding the Company's or any Subsidiary's compliance with any Securities Laws.

     Section 4.7 Absence of Certain Changes or Events. Since March 31, 2002, except as contemplated by this Agreement or as set forth in Schedule 4.7, there has not been:

     (a) any Material Adverse Effect;

     (b) any strike, picketing, work slowdown or other labor disturbance having or reasonably expected to have a materially adverse effect on the material assets, liabilities, business or operations of any facility of the Company or its Subsidiaries;

     (c) any material damage, destruction or loss (whether or not covered by insurance) with respect to any of the material assets of any facility of the Company or its Subsidiaries;

     (d) any redemption or other acquisition of Company Common Stock by the Company or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Company Common Stock, except for purchases made pursuant to the terms of the Restated Certificate, the Repurchase Agreements between the Company and holders of the Convertible Debentures (the "Repurchase Agreements"), the Convertible Debentures or the Indenture;

     (e) any change by the Company in accounting principles except insofar as may have been required by a change in generally accepted accounting principles and disclosed in the SEC Reports;

     (f) any payment of any obligation exceeding $1,000,000 otherwise than in the ordinary course of business or when such obligation became due, or any acceleration or deferral of any such obligation;

     (g) any merger or consolidation with any other corporation (or any transaction having a similar effect) involving the Company or any of its Subsidiaries or any acquisition of any business unit or operation (however effected) by the Company or any of its Subsidiaries;

     (h) any incurring or guaranteeing of any indebtedness for borrowed money other than in the ordinary course of business or as expressly permitted by this Agreement;

     (i) any sale, lease or other conveyance of all or any portion of (or any interest in) any material property owned by the Company or any Subsidiary (other than dispositions in the ordinary course of business); or

     (j) any agreement by the Company or any Subsidiary to do any of the foregoing, or any material contract entered into by the Company or any Subsidiary not in the ordinary course of business.

     Section 4.8 Litigation. Except as disclosed in the 2002 SEC Reports or in
Schedule 4.8, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any court, administrative, governmental or regulatory authority or body, domestic or foreign, for which the Company or its Subsidiaries is reasonably likely to incur (for any individual claim, action, suit, proceeding or investigation) a loss of more than $1 million (after giving effect to any applicable insurance coverage). As of the date hereof, neither the Company, nor its Subsidiaries, nor any of the Company's or any of its Subsidiaries' properties is subject to any order, judgment, injunction or decree, having a materially adverse effect on the operation of any facility of the Company or any of its Subsidiaries, nor is there any proceeding existing or to the Company's knowledge, threatened that could reasonably be expected to result in any such order, judgment, injunction or decree. There has been no reservation of rights by any insurance carrier, and to the Company's knowledge, no such reservation is threatened, concerning the coverage of the Company or any of its Subsidiaries with respect to any matter required to be disclosed pursuant to this Section 4.8 or which would be subject to such disclosure if the coverage with respect to which a reservation of rights is made is not available. To the knowledge of the Company, Schedule 4.8 lists each employee health claim in excess of $100,000 made by an employee of the Company or its Subsidiaries against the Company or its Subsidiaries since September 30, 2000, relating to injuries and/or diseases (including, without limitation, those associated with silica and silica dust), arising out of such employee's employment with the Company or its Subsidiaries, and the Company has made available to Parent all of its files relating to such claims.

     Section 4.9 Insurance. Schedule 4.9 lists all of the Company's and each Subsidiary's material insurance policies now in force, excluding title insurance policies (all such policies, whether or not listed, "Current Policies"), and those, to the knowledge of the Company, in force since December 31, 1995 under which the Company or any of its Subsidiaries are provided coverage under the insurance program administered by PKS, excluding title insurance policies (all such policies, "Prior Policies"), and such schedule states the type of policy, the carrier, the annual premium (for Current Policies only) and the expiration date. Copies of the Current Policies have been made available to Parent. Except as set forth in Schedule 4.9: (a) the premiums due on the Current Policies, and to the knowledge of the Company, the Prior Policies, have been timely paid; (b) all material claims made against the Company or any Subsidiary that have not previously been paid by a carrier have been timely reported to the applicable persons and entities under each applicable Current Policy, and to the knowledge of the Company, Prior Policy, and neither the Company nor any Subsidiary has forfeited or waived any material claim under any Current Policy, and to the knowledge of the Company, any Prior Policies; (c) none of such Current Policies, and to the knowledge of the Company, any Prior Policies, permit retroactive premium adjustments against the Company or any Subsidiary (or if they do permit such adjustments, Schedule 4.9 sets forth the range and whether notice of such has been received); (d) no notice of cancellation or termination of any Current Policy, or to the knowledge of the Company, any Prior Policy, has been given to the Company or any Subsidiary by the carrier of any such policy; (e) all liability Current Policies, and to the knowledge of the Company, all liability Prior Policies, are on an "occurrences" basis rather than a "claims made" basis and (f) no coverage under any Current Policy nor to the knowledge of the Company under any Prior Policy (including the right of the Company and its Subsidiaries to make claims under any policy) will terminate or be limited by reason of the execution, delivery or performance of this Agreement.

     Section 4.10 Officers and Directors; Employment Relationships. Schedule
4.10 lists: (a) except as disclosed pursuant to Sections 4.11 and 4.12, any employment or similar contract pursuant to which the Company or any Subsidiary has any liability or obligation; and (b) each outstanding Company loan to employees and contracts or plans relating to such loans (excluding loans under any qualified retirement plan). Except as provided in contracts or plans disclosed in Schedule 4.10 (the "Employment Arrangements"), neither the execution, delivery nor performance of this Agreement will: (i) entitle any Person to severance pay or other compensation under any Employment Arrangement; or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due under any Employment Arrangement. Except for the Employment Arrangements, neither the Company nor any of its Subsidiaries has made any representation or promise, written or oral, to any of its employees concerning continued employment by the Company or any of its Subsidiaries or employment by Purchaser.

     Section 4.11 Labor Relations. Except as set forth in Schedule 4.11: (a) the Company and each of its Subsidiaries is in compliance in all material respects with all applicable law respecting employment and compensation practices (including the so-called wage and hour laws, those relating to equal employment, and those relating to hiring of Persons who are not U.S. citizens); (b) there are no material charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, race, color, national origin, religion or disability) pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries either (i) before the Equal Employment Opportunity Commission or any other Governmental Entity or (ii) by any other Person; (c) there have been no governmental audits (including any Office of Federal Contract Compliance Programs audits) of the Company's or any of its Subsidiaries' equal employment opportunity or wage and hour practices since December 31, 2000; (d) neither the Company nor any of its Subsidiaries has received since December 31, 2000 notice of any material unfair labor practice, complaint, charge or other material matter against or involving the Company or any of its Subsidiaries, and to the Company's knowledge, none of the foregoing is pending or threatened before any Governmental Entity; and (e) no representation question exists respecting the Company's or any of its Subsidiaries employees;

     Section 4.12 Employee Benefit Plans. Schedule 4.12 sets forth a list of all material employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other bonus, stock option, stock purchase, benefit, profit sharing, savings, retirement, disability, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, programs or arrangements for the benefit of, or relating to, any current or former employee, officer, director or agent of, or independent contractor or consultant to, the Company or any of its Subsidiaries or their beneficiaries, or that the Company or any Subsidiary either maintains, is required to contribute to or otherwise participates in (or since September 30, 2000 has maintained, contributed to or otherwise participated in) or as to which the Company or any Subsidiary has any material unsatisfied liability or obligation, whether accrued, contingent or otherwise (together, the "Employee Plans"). The Company has no "ERISA Affiliate" (as defined in Sections 414(b),
(c), (m) or (o) of the Code) other than its Subsidiaries. The Company has delivered or made available to Parent true and complete copies of all Employee Plans, as in effect, as well as the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code. None of the Company, any Subsidiary, or to the knowledge of the Company and its Subsidiaries, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could result in the imposition of a material penalty assessed pursuant to
Section 502(i) of ERISA, a material tax imposed by Section 4975 of the Code or other material liability, in each case applicable to the Company, any Subsidiary or any Employee Plan. The

Company, its Subsidiaries and all Employee Plans are and have at all times been in compliance in all material respects with their obligations under the Employee Plans and the applicable requirements prescribed by all statutes, orders, or governmental rules or regulations in effect with respect to such Employee Plans, including, but not limited to, ERISA and the Code and, to the knowledge of the Company and its Subsidiaries, there are no pending or threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Employee Plans, which have been asserted or instituted against the Company and its Subsidiaries, any Employee Plan or the assets of any trust or arrangement created under or as part of any Employee Plan. Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either (i) has received a favorable determination letter from the Internal Revenue Service to such effect or (ii) is still within the "remedial amendment period," as described in Section 401(b) of the Code and the regulations thereunder. All contributions or payments required to be made or accrued before the Effective Time under the terms of any Employee Plan will have been made or accrued by the Effective Time. All contributions to the Employee Plans have been made in accordance with actuarial recommendations, as applicable, and are currently deductible under the Code, and no excise or penalty taxes are assessable as a result of nondeductible or other contributions made or not made to any Employee Plan. No Employee Plan subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived. Schedule 4.12 sets forth the extent, if any, to which any of such Employee Plans has: (A) incurred employer liability with respect to any of such plans as determined in accordance with Sections 4062 or 4063 of ERISA; (B) become entitled to a Lien under Section 412(n) of the Code; or (C) been the subject of a minimum funding waiver. Neither the Company nor any Subsidiary has incurred nor reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation with respect to any Employee Plan other than liability to pay premiums. Neither the Company nor any Subsidiary has incurred any withdrawal liability to any "multiemployer plan" (as defined in Section 3(37) of ERISA). To the extent the Company currently has such information, Schedule 4.12 sets forth the withdrawal liability that exists under each multiemployer plan as of the most recent date for which such information is available (and the Company will use its reasonable best efforts to obtain and provide to Parent the most recent withdrawal liability available in all other cases as soon as practicable after the date of this Agreement). Except as set forth in Schedule 4.12, neither the execution, delivery or performance of this Agreement will accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due under any Employee Plan. Except as set forth in Schedule 4.12, each Employee Plan is terminable in accordance with the terms expressly set forth therein, except as may be limited by applicable law. No Employee Plan provides death, medical or other welfare benefits with respect to current or former employees, officers, directors, agents or independent contractors or their beneficiaries after retirement or other termination of service, other than coverage mandated by applicable law.

     Section 4.13 Offer Documents; Proxy Statement. The Schedule 14D-9 will comply as to form in all material respects with the Exchange Act and the rules and regulations thereunder. Neither the Schedule 14D-9 (including any information included therein pursuant to Rule 14f-1) nor any of the information relating to the Company or its affiliates provided by or on behalf of the Company specifically for inclusion in the Schedule TO or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule TO and the Offer Documents or any amendments or supplements thereto are filed with the SEC and are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Proxy Statement will not, at the time the Proxy Statement (or any amendment or supplement thereto) is first sent to stockholders or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to written information supplied by Parent, Purchaser or their officers, directors, representatives, agents, employees or designees to the Board of Directors specifically for inclusion in the Schedule 14D-9 (including any information that is supplied by Parent, Purchaser or their officers, directors, representatives, agents, employees or Parent's or Purchaser's designees to the Board of Directors, for inclusion therein pursuant to Rule 14f-1) or the Proxy Statement.

     Section 4.14 Conduct of Business.

     (a) Generally. Except as disclosed in Schedule 4.14(a), neither the business of the Company nor any of its Subsidiaries is being conducted in material default or violation of any material term, condition or provision of
(i) the Restated Certificate or By-Laws or the comparable organizational documents of any of its Subsidiaries, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries, properties or assets may be bound, or
(iii) any material Federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has at any time made any illegal payments for political contributions or any bribes, illegal kickback payments or other illegal payments. Neither the Company nor any of its Subsidiaries is barred from bidding on any project for a Governmental Entity within the scope of its business as a result of misconduct by the Company or any such Subsidiary.

     (b) Charges or Violations; Investigations. Neither the Company nor any of its Subsidiaries is (and since January 1, 2001 has not been) either charged with, in receipt of any notice of, or to the Company's knowledge, under investigation (either as a subject or as a target) with respect to any material failure or alleged material failure to comply with any provision of any material applicable law.

     (c) Permits. Without limiting the foregoing except as listed in Schedule 4.14(c): (i) the Company and each of its Subsidiaries has all material permits required with respect to material assets owned, leased or used by it (and a copy of all of such permits have been made available to Parent); (ii) each such permit is in full force and effect; and (iii) the Company and each of its Subsidiaries is in compliance in all material respects with each such permit; provided, however, that the foregoing does not require disclosure of state and local business or similar licenses required of businesses generally.

     (d) OSHA/MSHA. Without limiting the foregoing and except as set forth in
Schedule 4.14(d), since January 1, 2001, neither the Company nor any of its Subsidiaries has received any citations or other written notice alleging the existence of, nor to the Company's knowledge does there exist, any material "recognized hazard" (as such term is used under the Occupational Safety and Health Act of 1970 ("OSHA")) or material "significant and substantial mine safety or health hazard" (as such term is used under the Mine Safety and Health Act of 1977 ("MSHA")) with respect to any aspect of the Company's or any Subsidiary's property or operations.

     Section 4.15 Taxes.

     (a) Except as set forth in Schedule 4.15, (i) the Company and each of its Subsidiaries has timely filed with the appropriate governmental authorities all material Tax Returns (as hereinafter defined) required to be filed by or with respect to the Company or its Subsidiaries or its operations or assets, and such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes (as hereinafter defined) shown to be due on such Tax Returns, all material Taxes required to be paid on an estimated or installment basis, and all material Taxes required to be withheld with respect to the Company, its Subsidiaries or their operations or assets have been timely paid or, if applicable, withheld and paid to the appropriate taxing authority in the manner provided by law, (iii) the reserve for Taxes set forth on the balance sheet of the Company as of March 31, 2002 is adequate for the payment of all Taxes through the date thereof and no Taxes have been incurred after March 31, 2002 which were not incurred in the ordinary course of business, (iv) there are no outstanding deficiencies or assessments asserted or proposed against the Company or any of its Subsidiaries that have not been finally settled or paid in full, and (v) there are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries.

     (b) Neither the Company nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code.

     (c) Neither the Company nor any of its Subsidiaries is nor have they been a United States real property holding company (as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(ii) of the Code.

     (d) The Split-Off was not part of a plan or series of related transactions (within the meaning of Code Section 355(e)) pursuant to which one or more Persons would acquire, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock of the Company entitled to vote, or stock possessing 50% or more of the total value of all classes of stock of the Company.

     (e) Except as set forth in Schedule 4.15, neither the execution, delivery or performance of this Agreement will cause any amounts payable under an Employee Plan to be nondeductible for federal income tax purposes by reason of Code ss. 280G or subject to tax under Code ss. 4999 or obligate the Company, any of its Subsidiaries or Purchaser (or any affiliate) to "gross up" or otherwise compensate any Person because of the imposition of any tax under Code ss. 4999.

     (f) For purposes of this Agreement, "Split-Off" means the transfer to stockholders of PKS of all the issued and outstanding common stock and securities of the Company as of September 30, 2000.

     (g) For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments).

     (h) For purposes of this Agreement, "Tax Return" means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

     Section 4.16 Environmental.

     (a) Except as disclosed in Schedule 4.16, and, to the knowledge of the Company, except as would not have or reasonably be expected to either (x) result in any common law or statutory liability or other obligation in excess of $1,000,000 in the aggregate (provided that any individual liability or obligation of less than $10,000 will not be counted toward such aggregate amount), or (y) materially impair the ability of the Company and its Subsidiaries to operate any property or facility of the Company or any of its Subsidiaries (i) the Company and its Subsidiaries comply with all applicable Environmental Laws (as hereinafter defined), (ii) there are no outstanding allegations of which either the Company or any of its Subsidiaries has been provided notice in writing by any Person that the Company or any of its Subsidiaries is not or has not been in compliance with all applicable Environmental Laws, (iii) neither the Company nor any of its Subsidiaries has, nor has the Company or any of its Subsidiaries received any written notice, claim, order, demand or judgment alleging any current and continuing obligation or potential liability of the Company or any of its Subsidiaries for response, cleanup or remediation activities or the costs thereof pursuant to CERCLA or RCRA (each, as hereinafter defined) or analogous state laws.

     (b) For purposes of this Agreement:

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss. 9601 et seq.

          "Environmental Laws" means all federal, state and local laws, regulations and ordinances relating to protection of the environment, the prevention or minimization of pollution, the control and tracking of any hazardous material or any similar matters with respect to the foregoing matters (including CERCLA and RCRA).

          "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C.ss. 6901 et seq.

     Section 4.17 Properties.

     (a) The Company and each of its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its properties and assets, free and clear of all Liens, other than (i) those Liens listed on Schedule 4.17(a) and
(ii) those Liens that do not, and would not reasonably be expected to have a material adverse effect on the ability of the Company to use any such property for the purpose for which it is held or to extract from any such property the mineral reserves contained therein in accordance with the terms and conditions of any applicable Company Material Lease or applicable laws, regulations or permits (such exceptions or exclusions described in clauses (i) and (ii) being collectively, "Permitted Exceptions").

     (b) Schedule 4.17(b) sets forth a list of each material parcel of real property owned by the Company or any of its Subsidiaries. Schedule 4.17(b) also sets forth a true and complete list of each material lease or sublease relating to real property or interests in real property leased by the Company or any of its Subsidiaries (collectively, the "Company Material Leases"). A copy of each Company Material Lease has been made available to Purchaser.

     (c) With respect to each of the Company Material Leases, (i) such lease or sublease is valid, binding and enforceable against the Company (or the Subsidiary that is a party thereto) and in full force and effect, (ii) except as otherwise set forth in Schedule 4.17(c), such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of such transactions constitute a breach or default under such lease or sublease or otherwise give the landlord a right to terminate such lease or sublease and (iii) the Company does not know of, nor has it or any of its Subsidiaries given or received notice of, any violation or default thereunder (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default thereunder), except for, in the case of clause
(iii), violations or defaults that would not, have a material adverse effect on such lease or sublease.

     (d) Except as set forth in Schedule 4.17(d): (i) each of the Company's and its Subsidiaries' owned and leased real property (the "Properties") includes the right of ingress and egress over public rights-of-way or valid and existing private easements, except as would not and reasonably would be expected not to either (x) materially prevent or impair the extraction of mineral reserves therefrom in accordance with the terms and conditions of any applicable Company Material Lease or any applicable laws, regulations or permits, or (y) materially interfere with the use of such facility or property as presently used by the Company and its Subsidiaries, (ii) the Company and each of its Subsidiaries is in compliance in all material respects with all applicable laws relating to zoning and land use in respect of any of the Properties and, to the Company's knowledge, is in compliance in all material respects with all material covenants and other restrictions contained in any easement, restrictive covenants or any similar instrument or agreement applicable to any of the Properties, and neither the Company nor any of its Subsidiaries has received since January 1, 2001 any notice alleging such a violation of applicable law or of such covenants or other restrictions which remains uncured; (iii) to the Company's knowledge, none of the Properties are subject to any material unpaid assessment (whether or not due); and (iv) there is no pending or, to the Company's knowledge, contemplated condemnation or eminent domain proceeding affecting in any material respect any of the Properties.

     (e) Except pursuant to leases disclosed on Schedule 4.17(e), no Person has any right (whether as a lessee, licensee or otherwise) to occupy or use any portion of the Properties except in the ordinary course of operations of the business conducted at or for the Property in question.

     (f) With respect to the rights of the Company and its Subsidiaries to extract minerals from its owned or leased Properties listed in Schedule 4.17(b) as owned or leased for such purpose (the "Mineral Rights"): (i) the Company or the owning Subsidiary owns all right, title, and interest in and to, or has a valid leasehold interest in, the Mineral Rights free and clear of all Liens (except for permitted liens and Liens which do not have a material adverse affect on the subject Mineral Rights or the Company's or any Subsidiary's right or ability to extract or exploit the same) and restrictions and subject to the terms and conditions of any applicable leases as disclosed to Parent; (ii) neither the Company nor the owning Subsidiary has granted any rights in the Mineral Rights to any Person; (iii) no Person, to the Company's knowledge, has asserted that the Company or owning Subsidiary, as applicable, does not have the right, title and interest in and to the Mineral Rights set forth in clause (i) above; (iv) subject only to the permits set forth in Schedule 4.14(c), the terms and conditions of any applicable leases as disclosed to Parent and applicable law, the Company or Subsidiary owning or leasing the Property has the full and unencumbered right to extract the minerals which are the subject of the Mineral Rights; and (v) the Company or the owning Subsidiary, as applicable, is utilizing the Mineral Rights in accordance in all material respects with all applicable contracts, permits, and applicable law.

     (g) With respect to the Company and its Subsidiaries' rights to use water in its operations as currently conducted from its owned or leased Property listed in Schedule 4.17(b) (the "Water Rights"): (i) Schedule 4.17(g) lists all material rights as to each separate facility (distinguishing those as to which water is from a public or private water system and those drawn from wells or other sources) and states whether the right to use the water is subject to limitations imposed by permit, applicable law or otherwise; (ii) the Company or the owning Subsidiary owns all right, title, and interest in and to the Water Rights (other than Water Rights which are derived contractually or on a metered basis from private or public sources) free and clear of all Liens (except for permitted liens and Liens which do not have a material adverse effect on the subject Water Rights) and restrictions; (iii) neither the Company nor the owning Subsidiary has granted any rights in the Water Rights to any Person except as set forth on Schedule 4.17(g); (iv) no Person, to the Company's knowledge, has asserted that the Company or owning Subsidiary, as applicable, does not have the right, title and interest in and to the Water Rights set forth in clause (i) above; and (v) the Company or the owning Subsidiary, as applicable, is utilizing the Water Rights in accordance in all material respects with all applicable contracts, permits, and applicable law.

     Section 4.18 Intellectual Property. Except as set forth in Schedule 4.18, to the knowledge of the Company, the Company and each of its Subsidiaries owns, or is licensed or otherwise possesses rights to use all patents, trademarks and service marks (registered or unregistered), trade names, domain names, computer software and copyrights and applications and registrations therefor, in each case, which are material to the conduct of the business of the

Company and its Subsidiaries (collectively, the "Intellectual Property Rights"), free and clear of all payment obligations (other than as set forth in the intellectual property licenses). Except as set forth in Schedule 4.18, there are neither any outstanding nor, to the Company's knowledge, threatened disputes or disagreements with respect to any of the Intellectual Property Rights. To the knowledge of the Company, no act or omission by the Company or any of its Subsidiaries, including the use, production, marketing, licensing or sale of the Company's or any Subsidiary's products or the Company's or any Subsidiary's use of the Intellectual Property Rights, violates, infringes or misappropriates, in any material respect, any patent, trademark, service mark, trade name, copyright, technology, know-how, process, trade secret or other rights or other intellectual properties of any other Person.

     Section 4.19 Material Contracts.

     (a) Except as set forth as an exhibit to the 2002 SEC Reports or as set forth in Schedule 4.19, neither the Company nor any of its Subsidiaries is a party to or bound by:

          (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act of 1933, as amended ("Regulation S-K"));

          (ii) any contract or agreement that involves future aggregate annual payments by the Company or any of its Subsidiaries of $500,000 or more;

          (iii) any contract or agreement that involves future aggregate annual payments to the Company or any of its Subsidiaries of $500,000 or more;

          (iv) any contract, agreement or instrument relating to or evidencing indebtedness for borrowed money, any capital lease, lease-purchase arrangement or guaranty of borrowed money of the Company or any of its Subsidiaries in the amount of $500,000 or more;

          (v) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company or any of its Subsidiaries may be conducted; or

          (vi) any voting or other agreement governing how any Shares shall be voted.

     The foregoing contracts and agreements to which the Company or any of its Subsidiaries is a party or are bound are collectively referred to herein as "Company Material Contracts." Schedule 4.19 describes each oral Company Material Contract, and a copy of each written Company Material Contract has been made available to Purchaser.

     (b) Each Company Material Contract is valid and binding on the Company (or the Subsidiary that is a party thereto) and is in full force and effect, and the Company (or such Subsidiary) has performed, in all material respects, all material obligations required to be performed by it to date under each Company Material Contract.

     (c) (i) Neither the Company nor any of its Subsidiaries has assigned any of its rights or obligations under any of the Company Material Leases or Company Material Contracts (collectively, the "Subject Agreements"); (ii) no act or event has occurred, and neither the Company nor any of its Subsidiaries has received any notice asserting that any act or omission has occurred, that, with notice or lapse of time or both or other action required to be taken by the other party as a prerequisite to exercising its rights, would constitute a breach or default under any Subject Agreement by the Company or any of its Subsidiaries, or to the Company's knowledge, any other party, except where such breach or default would not have a material adverse effect on the Subject Agreement; (iii) there is no outstanding notice of cancellation or termination in connection with any Subject Agreement; (iv) each Subject Agreement is the valid and binding agreement of the Company (or such Subsidiary) and to the Company's knowledge, each other party to it, and each such Subject Agreement is, to the Company's knowledge, in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally and the discretion of courts in granting or denying equitable remedies); (v) neither the execution, delivery or performance by the Company or any Subsidiary of any Subject Agreement violates in any material respect any material applicable law; and (vi) no Subject Agreement requires the Company or any of its Subsidiaries to maintain any performance bond, letter of credit or other security arrangement.

     Section 4.20 Brokers and Financial Advisors. Except as disclosed in
Schedule 4.20, no broker, finder, investment banker or other financial advisor is entitled to any brokerage, finder's, financial advisory or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Parent true and complete information concerning the financial arrangements between the Company and any financial advisor set forth in Schedule 4.20 pursuant to which such Person would be entitled to any payment as a result of the transactions contemplated hereunder (the "Advisor Payment").

     Section 4.21 Control Share Acquisition. No state takeover statute or similar statute or regulation or comparable takeover provision of the Restated Certificate or By-Laws of the Company applies or purports to apply to the Offer, the Merger or this Agreement.

     Section 4.22 Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary (under applicable law or otherwise) to adopt this Agreement; provided that no such vote shall be required if the Merger can be effected pursuant to Section 253 of the Delaware Law.

     Section 4.23 Product Liability; Customers and Suppliers.

     (a) Product Liability. Schedule 4.23(a) lists all product liability claims made against the Company or any of its Subsidiaries since December 31, 2000 involving claims of more than $100,000 (but excluding those that were resolved in the ordinary course of business without litigation).

     (b) Customers and Suppliers. Schedule 4.23(b) sets forth a complete and correct list of (i) each customer of the Company accounting for more than $5,000,000 of the Company's consolidated revenues during the fiscal year ended December 31, 2001 (the "Significant Customers"), and (ii) the ten largest suppliers (the "Principal Suppliers") by dollar volume of the Company during such fiscal year. As of the date of this Agreement, except as set forth on
Schedule 4.23(b), (i) no Significant Customer or Principal Supplier has terminated its business relationship with the Company or, to the knowledge of the Company, given notice to the Company of any proposed material adverse modification or change in its business relationship with the Company or any Subsidiary, and (ii) no Significant Customer or Principal Supplier has given the Company or any of its Subsidiaries written notice that it is subject to any bankruptcy, insolvency or similar proceeding and, to the Company's knowledge, no such proceeding is pending or threatened.

     Section 4.24 Transactions with Affiliates. Except as set forth in Schedule
4.24 or as disclosed in the 2002 SEC Reports, and except for transactions which would not be required to be disclosed pursuant to Item 404 of Regulation S-K, no director, officer or affiliate of the Company is currently a party to any transaction with the Company or any Subsidiary, including any agreement or arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payment to any such director, officer or affiliate (other than compensation and benefits as an employee or director of the Company or any Subsidiary).

     Section 4.25 Books and Records. The Company has made available to Parent the minute books of the Company, and such minute books contain true and correct, in all material respects, records of all material corporate action taken by the shareholders, the Board of Directors and the audit committee of the Board of Directors.

     Section 4.26 Other. Without limiting or being limited by any other representation or warranty by the Company in this Agreement, no representation or warranty by the Company in this Agreement, contains any untrue statement of a material fact, or omits a material fact, necessary to make such representation or warranty not misleading.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise consent in writing( which consent shall not be unreasonably withheld or delayed), the businesses of the Company and its Subsidiaries shall be conducted only in, and neither the Company nor any of its Subsidiaries shall take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company and each of its Subsidiaries will use its reasonable efforts to preserve substantially intact the business organization of the Company and such Subsidiary, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company and such Subsidiaries have significant business relations.

Without limiting the generality of the foregoing, except as (x) expressly contemplated by this Agreement or (y) set forth in Schedule 5.1, or (z) Parent consents in writing (which consent, with respect to the matters set forth in subsections (c), (d), (e), (h), (k) and, to the extent the contemplated action relates to a matter set forth in such subsections, subsection (l)), shall not be unreasonably withheld or delayed), the Company shall not, and shall cause its Subsidiaries not to:

     (a) amend its certificate of incorporation or by-laws or comparable organizational documents;

     (b) (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend or make other distributions or loan advances to its parent or the Company, or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities (other than repurchases of Company Common Stock in accordance with the Restated Certificate or repurchases of the Convertible Debentures pursuant to Section 2.8 or in accordance with the terms of the Repurchase Agreements and the Indenture, in each case in accordance with applicable law); (ii) issue, sell, pledge, hypothecate, assign, transfer or otherwise dispose of or encumber (whether or not for value) any (A) additional shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or (C) of its other securities, other than Shares issued upon the conversion of the Convertible Debentures; or (iii) split, combine or reclassify any of its outstanding capital stock;

     (c) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets, except, with respect to both of clause (A) and (B) above, (x) purchases of inventory, equipment and supplies in the ordinary course of business consistent with past practice or (y) other purchases of less than $1,000,000 and otherwise in the ordinary course of business consistent with past practice;

     (d) except in the ordinary course of business, enter into any Company Material Contract that involves future aggregate annual payments of $1,000,000 or more, amend in any material respect or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder;

     (e) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material property or assets, other than transfers or dispositions of (i) excess or obsolete assets, (ii) assets in the ordinary course of business and consistent with past practice, or (iii) assets having an aggregate value of no more than $1,000,000;

     (f) (i) enter into any employment or severance agreement with or, except in accordance with the existing policies of the Company or any contractual obligation, grant any severance or termination pay to any officer, director or employee of the Company or any Subsidiary; or (ii) hire or agree to hire any new or additional officers;

     (g) except as required under the terms of any existing Employee Plan, employment agreement or other agreement, or to comply with applicable law, (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Employee Plan or other arrangement for the current or future benefit or welfare of (i) any director or officer, or (ii) other than in the ordinary course of business consistent with past practice, any employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, including without limitation, the Advisor Payment, other than such increases in compensation or fringe benefits of, or payments of bonuses to, the persons and in the amounts set forth in Schedule 5.1 hereto, (C) other than benefits accrued through the date hereof and other than in the ordinary course of business for employees other than officers or directors of the Company or any Subsidiary, pay any benefit not provided for under any Employee Plan, or (D) issue any Convertible Debentures or make any grant or award to any director, officer or employee of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or any removal of existing restrictions in any Employee Plans or agreements or awards made thereunder;

     (h) (i) except in the ordinary course of business in amounts consistent with past practice, incur or assume any indebtedness for money borrowed; (ii) incur or modify any material indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice; or (iv) except for advances or prepayments in the ordinary course of business in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in accordance with past practice that in the aggregate do not exceed $100,000);

     (i) change of the accounting methods used by the Company or its Subsidiaries unless required by generally accepted accounting principles;

     (j) other than in the ordinary course of business consistent with past practice, make any Tax election or settle or compromise any Tax liability;

     (k) settle or compromise any claim, litigation or other legal proceeding, other than in the ordinary course of business consistent with past practice and involving less than $100,000; or

     (l) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     Section 5.2 No Solicitation. (a) Except as provided in this Section 5.2(a) or in Section 5.2(b), the Company shall not, and it shall cause the Subsidiaries and the officers, directors, employees, agents and representatives of the Company or any of the Subsidiaries (collectively, the "Company Representatives") not to, (i) solicit or initiate any inquiries regarding or the submission of, any Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve any Takeover Proposal; provided, however, that nothing contained in this Section 5.2 or any other provision of this Agreement shall prohibit the Company or the Board of Directors, from (A) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (B) making any disclosure to the Company's stockholders, if, based on advice from outside counsel, the Board of Directors determines in good faith, that failing to do so would be reasonably likely to violate its fiduciary duty under Delaware Law. Upon execution of this Agreement, the Company shall, and it shall cause the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any Person or group, and may negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if: (x) such Person or group has submitted an unsolicited written Takeover Proposal which the Board of Directors believes in good faith is reasonably likely to lead to a Superior Proposal; and (y) the Board of Directors determines in good faith, based upon advice of outside counsel that failing to do so would be reasonably likely to violate the Board of Director's fiduciary duties to the Company's stockholders under Delaware law. The Company will promptly notify Parent of the existence and material terms of any proposal or inquiry received by the Company from a Third Party after the date hereof with respect to any Takeover Proposal prior to furnishing any non-public information to, entering into negotiations with, or accepting a Superior Proposal from, such Third Party. The Company shall use all reasonable efforts to keep Parent informed of the status and details of any such Superior Proposal.

     As used in this Agreement, the following terms have the meanings set forth below:

     "Superior Proposal" means an unsolicited bona fide written Takeover Proposal by a Third Party, and (i) on terms which the Board of Directors determines in good faith to be more favorable to the Company's stockholders than the Offer and the Merger (based on advice of the Company's independent financial advisor), (ii) for which financing, to the extent required, is then committed or which in the good faith judgment of the Board of Directors is reasonably likely to be obtained by such Third Party and (iii) which, in the good faith reasonable judgment of the Board of Directors of the Company, is reasonably likely to be consummated.

     "Takeover Proposal" means any proposal or offer from a Third Party to acquire beneficial ownership (as defined under Rule 13d-3 under the Exchange
Act) of all or a material portion of the assets of the Company or any of its material Subsidiaries or 30% or more of any class of equity securities of the Company or any of such Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of such Subsidiaries. A "material portion" of the assets of the Company or a material Subsidiary shall be at least 30% of the book value of such entity's assets.

     "Third Party" means any Person or group other than Parent, Purchaser or any affiliate thereof.

     (b) Except as set forth in this Section 5.2(b), neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board of Directors or any such committee of this Agreement or the transactions contemplated hereby, including the Offer or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding anything in this Agreement to the contrary, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Offer or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case if (A) the Company shall have received a Superior Proposal and (B) the Board of Directors shall have determined in good faith, based upon advice of outside counsel that failing to take such action would be reasonably likely to violate the Board of Director's fiduciary duties to the Company's stockholders under Delaware law.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     Section 6.1 Proxy Statement. If stockholder approval of the Agreement is required under Delaware Law and the Restated Certificate, and if a Proxy Statement is required under the Exchange Act, the Company shall, as promptly as practicable after the consummation of the Offer, prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to the Company's stockholders, the Proxy Statement. Parent and Purchaser will cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company any and all information regarding Parent and its affiliates as may be required to be disclosed therein. The Company shall notify Parent promptly of the receipt of any oral or written comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all written correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto or any other materials comprising a communication to or solicitation of stockholders prior to the filing thereof with the SEC and will provide Parent with a copy of all such filings with the SEC. If at any time prior to the Company Stockholders' Meeting, any event with respect to Parent or Purchaser, or with respect to information supplied by Parent or Purchaser specifically for inclusion in the Proxy Statement shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by Parent and Purchaser and provided to the Company. The Company shall promptly file an amendment or supplement to the Proxy Statement with respect to such information or any information about the Company or its Subsidiaries which requires the filing of an amendment or supplement. Subject to the terms of this Agreement, the Proxy Statement shall contain the recommendation of the Board of Directors that the Company's stockholders approve this Agreement and the Merger.

     Section 6.2 Meeting of Stockholders of the Company. If stockholder approval of the Agreement is required under Delaware Law and the Restated Certificate, the Company shall following the consummation of the Offer, promptly take all action necessary in accordance with Delaware Law, the Restated Certificate and the Company's By-Laws to convene the Company Stockholders' Meeting. Parent shall vote, or cause to be voted, in favor of this Agreement and the Merger all Shares directly or indirectly beneficially owned by it. The stockholder vote or consent required for approval of the Merger will be no greater than that set forth in Delaware Law. Subject to the fiduciary duty of the Board of Directors, the Company shall use all reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of stockholders required by Delaware Law to effect the Merger. Notwithstanding the foregoing, if Purchaser or any other subsidiary of Parent shall acquire at least ninety percent (90%) of the outstanding Shares on a fully diluted basis, and provided that the conditions set forth in Article VII shall have been satisfied or waived, the Company shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the approval of the stockholders of the Company, in accordance with Section 253 of the Delaware Law.

     Section 6.3 Additional Agreements. The Company, Parent and Purchaser will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

     Section 6.4 Notification of Certain Matters.

     (a) The Company shall give prompt notice to Parent of (i) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence causes any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4(a) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     (b) Parent shall give prompt notice to the Company of (i) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence causes any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of Parent or Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 6.5 Access to Information.

     (a) From the date hereof to the Effective Time and subject to applicable law, the Company shall, and shall cause its officers, directors and employees to, afford the officers, employees and agents of Parent and Purchaser reasonable access at all reasonable times to its officers, employees, properties, offices and other facilities and to books and records, and shall furnish Parent and Purchaser with such financial, operating and other information as Parent or Purchaser, through its officers or employees, may reasonably request.

     (b) Parent shall, and shall cause its affiliates and each of their respective officers, directors, employees, financial advisors and agents to hold all information obtained by them from the Company in accordance with the terms of the Confidentiality Agreement, dated January 10, 2002 (the "Confidentiality Agreement"), between Parent and the Company.

     Section 6.6 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by law, judicial process or applicable stock exchange rules.

     Section 6.7 Reasonable Efforts; Cooperation; Deliveries.

     (a) Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in responding to inquiries from, and making presentations to, regulatory authorities and (ii) defending against and responding to any action, suit, proceeding, or investigation, whether judicial or administrative, challenging or relating to this Agreement, or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed. Upon the terms and subject to the conditions hereof, the Company hereby agrees to use all reasonable efforts to provide to Parent copies of the Prior Policies prior to the Effective Time.

     (b) Upon the terms and subject to the conditions hereof, the Company shall use all reasonable efforts to obtain in a timely manner prior to the Tender Offer Effective Time (as defined below) executed estoppel certificates substantially in the form attached as Exhibit A hereto from the lessor's of the Properties set forth on Schedule 6.7(b) provided, however, that, any provision hereof to the contrary notwithstanding, the Company shall not have any obligation to pay any fee or offer or grant other financial or other accommodation to any third party for the purpose of obtaining any estoppel certificate or any costs and expenses of any third party resulting from the process of obtaining such estoppel certificate. In the event the Company is unable to obtain estoppel certificates from any of the lessors of the Properties set forth on Schedule 6.7(b) on or prior to the Tender Offer Effective Time, then the Company will provide Purchaser with a written explanation as to why, to the knowledge of Company personnel involved in the process of obtaining such estoppel certificates, such estoppel certificates were not provided.

     (c) Promptly following the execution and delivery of this Agreement, and in no event later than five business days following the date hereof, each of the parties hereto shall file or cause to be filed all required forms, notifications or other documents that may be necessary to obtain early termination or expiration of the waiting period under the HSR Act and thereafter, each party shall take any and all reasonable actions, including, if requested, the delivery of reasonable additional information to the appropriate Governmental Entity, necessary to obtain early termination or expiration of the waiting period under the HSR Act; provided, that the parties shall request early termination of the waiting period under the HSR Act.

     (d) Upon the terms and subject to the conditions hereof, the Company shall use all reasonable efforts to obtain in a timely manner prior to or promptly following the Tender Offer Effective Time, a commitment for an owner or leasehold title insurance policy, as applicable, with respect to each of the owned and leased Properties listed on Schedule 6.7(d), issued by First American Title Insurance Company or another reputable national title insurance company reasonably acceptable to Purchaser and in form and substance reasonably satisfactory to Purchaser, "marked up" by a representative of such title insurer so as to (A) satisfy all requirements to the issuance of a policy pursuant to it (other than the payment of the title insurance premiums) and have no exceptions or exclusions other than Permitted Exceptions, with Purchaser acknowledging that the printed survey exceptions shall be deemed to be Permitted Exceptions; (B) advance the effective date to a date not earlier than the Tender Offer Effective Time without the addition of any title exceptions, and (C) result in an unconditional binding obligation on the part of the title insurer to issue a final policy pursuant to it (subject to the payment of any title insurance premiums, and the Company or any Subsidiary executing and delivering owner's affidavits and other instruments as may be requested by the title insurer in order to obtain such "marked-up" commitment with a non-imputation endorsement; but only to the extent that such owner's affidavits and other instruments do not impose personal liability upon the affiant).

     (e) Deliveries. Purchaser's obligation to accept for payment and pay for any tendered Shares is subject to the delivery to Parent by (or on behalf of) the Company of the following on or prior to the date on which Purchaser becomes obligated pursuant to this Agreement and applicable law to purchase the Shares tendered pursuant to the Offer (such date being referred to as the "Tender Offer Effective Time"):

          (i) Tax Opinion. An opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to the Company, substantially in the form attached as Exhibit B hereto.

          (ii) Company's Officer's Certificate. A certificate, dated the Tender Offer Effective Time, and executed by an authorized officer of the Company, substantially in the form attached as Exhibit C hereto.

          (iii) Half Moon Investment. A written acknowledgment from the Company confirming that it has redeemed its limited partnership interests in Half Moon Partners, L.P. and that it has received at least $24,200,000 in proceeds from such redemption.

     Section 6.8 Agreement to Defend and Indemnify.

     (a) Parent hereby agrees, and shall cause the Surviving Corporation to agree from and after the Effective Time, that all rights to indemnification existing in favor of the present or former directors, officers, employees or agents of the Company and its Subsidiaries and persons serving in like capacities for another corporation or entity at the request of the Company (collectively, the "Indemnified Parties") for costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any act or omission of any such Person occurring at or prior to the Effective Time, including, without limitation, the transactions contemplated hereby, as provided in the Restated Certificate or By-Laws and the certificate or articles of incorporation, by-laws or similar organizational documents of any of the Subsidiaries, in each case as in effect as of the date of this Agreement, shall survive the Merger and shall continue in full force and effect for six years after the Effective Time (without modification or amendment, except as required by applicable law) in accordance with their terms, to the fullest extent permitted by law, and shall be enforceable by the Indemnified Parties against the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation and to the insurer under the Run-Off Coverage (as defined below), and (ii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and further, provided, that the Surviving Corporation shall not be obligated pursuant to this Section 6.8 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the written opinion of counsel for the Indemnified Parties provided to the Surviving Corporation, two or more of such Indemnified Parties have conflicting interests in the outcome of such action which cannot be or has not been, in the opinion of such counsel, waived. Notwithstanding the foregoing, the Surviving Corporation shall not have any obligation to make any payment under this Section 6.8(a) unless (i) the carrier of the Run-Off Coverage has denied coverage of the claim or any portion of the claim for which indemnification is being sought and the claimant has cooperated with the reasonable requests of the Surviving Corporation regarding the Run-Off Coverage or (ii) the Run-Off Coverage has been exhausted.

     (b) The Company has, obtained (or will obtain prior to the Effective Time) "run-off" coverage (the "Run-Off Coverage") for its existing directors' and officers' liability insurance policy, and such other insurance policies listed on such Schedule 6.8, in an amount not less than the respective coverage in place as of the date hereof as set forth on such schedule. Parent shall not, and shall cause the Surviving Corporation not to, terminate or modify the Run-Off Coverage. Neither Parent nor the Surviving Company shall have any obligation to purchase any additional insurance with respect to the Indemnified Parties or make any payments with respect to the Run-Off Coverage.

     (c) This Section 6.8 shall survive the consummation of the Merger. Notwithstanding Section 9.7 hereof, this Section 6.8 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

     (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.8.

     Section 6.9 Continuation of Employee Benefits.

     (a) From and after the Effective Time, Parent will cause the Surviving Corporation and its Subsidiaries to comply with the terms of all written existing employment, severance, consulting and salary continuation agreements between the Company or any Subsidiary and any current or former officer, director, employee or consultant of the Company or any Subsidiary or group of such officers, directors, employees or consultants, in each case only to the extent disclosed in Schedule 6.9; provided, however, that nothing in the foregoing restricts in any way whatsoever the right to terminate any Person subject only by the terms of disclosed employment contracts and any applicable law.

     (b) To the extent permitted under any applicable law, each employee of the Company or any Subsidiary shall be given credit under the following employee benefit plans maintained by Parent in which they become participants as employees of the Surviving Corporation or any Subsidiary for all service currently credited by the Company or such Subsidiary under comparable plans of the Company or any Subsidiary, only as follows:

          (i) Under Parent's 401(k) plans, for purposes of eligibility to participate and vesting;

          (ii) Under Parent's severance policy, for purposes of eligibility to participate and the calculation of the amount of the severance payment; and under the Company's severance policy, such calculation is currently made on the basis of one week of severance pay for each full year of service (but limited in all events to 26 weeks of severance pay); and

          (iii) Under Parent's paid time off policy, for purposes of eligibility to participate and of the calculation of the amount to be accrued.

If any such employee participates in any of Parent's defined benefit pension plans (which is not expected to occur), no service credit will be granted.

     (c) This Section 6.9, which shall survive the consummation of the Merger at the Effective Time and shall continue without limit, is intended to benefit and bind the Company, its Subsidiaries, the Surviving Corporation and any Person referenced in this Section 6.9, each of whom may enforce the provisions of this
Section 6.9 whether or not parties to this Agreement. Except as provided in clause (a) above, nothing contained in this Section 6.9 shall create any beneficiary rights in any employee or former employee (including any dependent thereof) of the

Company or the Surviving Corporation in respect of continued employment for any specified period of any nature or kind whatsoever.

     Section 6.10 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any transfer, real property transfer, stamp, recording, documentary or other similar taxes and any other fees and similar taxes which become payable in connection with the Merger (collectively, the "Transfer Taxes"). Subject to the rights of the Surviving Corporation in Sections 1.1(a) and 2.7(g), Parent shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of the Company Common Stock, all Transfer Taxes. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement, Parent shall pay all Washington State Excise Taxes on Real Estate Sales imposed under Title 82 of the Washington Revenue Code as a result of the transactions contemplated by this Agreement.

     Section 6.11 Other Agreements. After the date of this Agreement and prior to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, amend, alter or otherwise modify the terms of (a) the Amended Separation Agreement, (b) that certain purchase agreement, dated July 8, 2002, and as amended as of July 8, 2002, by and between Pacific Rock
Products L.L.C. and Kiewit Construction Company Inc. (the "Columbia River Property Agreement"), or (c) that certain Administrative Services Agreement, dated as of September 30, 2000, as amended as of July 8, 2002, by and between the Company and PKS.

                                   ARTICLE VII

                              CONDITIONS OF MERGER

     Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the following conditions:

     (a) Purchaser shall have made the Offer and shall have purchased the Shares tendered pursuant to the Offer;

     (b) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by the Delaware Law or the Restated Certificate; and

     (c) No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

     Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

     (a) By the mutual written consent of Parent and the Company; or

     (b) By either of Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling or other action each party hereto shall use its reasonable efforts to have vacated or reversed), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

     (c) By the Company:

          (i) if the Company has approved a Superior Proposal in accordance with
     Section 5.2(b); or

          (ii) if Parent or Purchaser shall have terminated the Offer or the Offer expires without Purchaser purchasing any Shares pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this
     Section 8.1(c)(ii) if the Company is in material breach of this Agreement;
     or

          (iii) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to ten business days following the date of the initial public announcement of the Offer; provided that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(iii) if the Company is in material breach of this Agreement; or

          (iv) if Parent or Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform has not been cured within 30 days following written notice thereof to Parent from the Company; or

          (v) if the Offer shall not have expired or been terminated on or before November 8, 2002; provided that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(v) if the Company is in material breach of this Agreement.

     (d) By Parent or Purchaser:

          (i) if prior to the purchase of the Shares pursuant to the Offer, the Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement and the Merger or shall have approved a Takeover Proposal or waived the transfer restrictions in the Restated Certificate to enable a Third Party to acquire more than 15% of the outstanding Shares; or

          (ii) if the Offer expires without Parent or Purchaser purchasing any Shares thereunder, provided that Parent or Purchaser may not terminate this Agreement pursuant to this Section 8.1(d)(ii) if Parent or Purchaser is in material breach of this Agreement; or

          (iii) (A) if the Company shall have breached in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform has not been cured within 30 days following written notice thereof to the Company from Parent or (B) if the Company shall have breached any of its representations or warranties contained in this Agreement, which breach (x) (without regard to any materiality qualifier in such representation or warranty) has or is reasonably likely to have a Material Adverse Effect and (y) has not been cured within thirty days following written notice thereof to the Company from Parent; or

          (iv) if the Offer shall not have expired or been terminated on or before November 8, 2002; provided that Parent or Purchaser may not terminate this Agreement pursuant to this Section 8.1(d)(iv) if Parent or Purchaser is in material breach of this Agreement.

     (e) Notwithstanding any provision in this Agreement to the contrary, if there shall have occurred any event, or the disclosure of any act, omission, fact or circumstance, that individually or when considered together with any other matter, may have a Material Adverse Effect, and the Company has a claim for an insurance recovery for any such occurrence, which, if paid (or if the carrier accepts coverage for such claim), would result in there being no Material Adverse Effect,

          (i) Parent or Purchaser shall not have the right to terminate this Agreement pursuant to Section 8.1(d)(ii)-(iv) based in whole or in part upon any such occurrence; and such occurrence shall not be deemed for the purposes of this Agreement (including without limitation Annex I hereto) to constitute a Material Adverse Effect, until the carrier of any applicable insurance has provided a final written notice to the Company of whether coverage of any such claim or any portion of such claim for which a recovery is being sought will be unconditionally accepted or denied (a "Insurance Recovery Notice"); and

          (ii) all references in this Agreement to November 8, 2002 shall be deemed to be extended to ten (10) business days after the date on which such Insurance Recovery Notice is obtained, but in no event shall such date be extended beyond December 8, 2002; and

          (iii) pending the receipt of any Insurance Recovery Notice, the parties shall comply with the terms of this Agreement, including without limitation Article 1.

     Section 8.2 Effect of Termination. (a) In the event of termination of this Agreement by either the Company or Parent or Purchaser as provided in Section 8.1, this

Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, other than the provisions of this Article VIII and as provided in Section 9.1 and except that nothing herein (other than as provided in Section 8.2(b)) shall relieve any party for willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     (b) If (x) Parent or Purchaser terminates this Agreement pursuant to
Section 8.1(d)(i) or (y) the Company terminates this Agreement pursuant to
Section 8.1(c)(i), then in either such case, the Company shall pay, or cause to be paid to Parent not later than the second business day following the date of such termination, an amount equal to $22,700,000 (the "Termination Fee") plus an amount equal to Parent's and Purchaser's actual and reasonably documented out-of-pocket expenses (but in no event exceeding in the aggregate $2,000,000) incurred by Parent or Purchaser directly in connection with the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of Parent's counsel and accountants as well as all fees and expenses payable to all banks and investment banking firms and their respective counsel incurred in connection with acting as Parent's or Purchaser's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the transactions contemplated hereby (the "Reimbursable Expenses"). Notwithstanding anything in this Agreement to the contrary, the prompt payment of the Termination Fee and the Reimbursable Expenses shall be the exclusive remedy of Parent and Purchaser with respect to a termination of this Agreement pursuant to
Section 8.1(c)(i) or Section 8.1(d)(i).

                                   ARTICLE IX

                               GENERAL PROVISIONS

     Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article II, Section
6.8 and Section 6.9 shall survive the Effective Time and those set forth in Sections 6.5 and 9.3 shall survive termination.

     Section 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile (which notices sent by facsimile shall also be sent by Federal Express or similar overnight courier), (ii) on the first Business Day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

     (a) if to Parent or Purchaser:

         Rinker Materials Corporation
         1501 Belvedere Road
         West Palm Beach, FL 33406
         Attention:  Thomas G. Burmeister, Chief Financial Officer
         Facsimile:  (561) 820-8330

     With a copy to:

         Rinker Materials Corporation
         1501 Belvedere Road
         West Palm Beach, FL 33406
         Attention:  Mike F. Egan, General Counsel
         Facsimile:  (561) 803-6044; and

         Sutherland Asbill & Brennan LLP
         999 Peachtree Street, N.E.
         Atlanta, Georgia 30309-3996
         Attention:  Thomas B. Hyman, Jr., Esq.
         Facsimile: (404) 853-8806

     (b) if to the Company:

         Kiewit Materials Company
         1100 Kiewit Plaza
         Omaha, Nebraska 68131
         Attention:  Donald E. Bowman, Chief Financial Officer
         Facsimile:  (402) 536-3607

     With a copy to:

         Kiewit Materials Company
         1100 Kiewit Plaza
         Omaha, Nebraska 68131
         Attention:  Mark E. Belmont, General Counsel
         Facsimile:  (402) 271-2830; and

         Willkie Farr & Gallagher
         787 Seventh Avenue
         New York, New York 10019
         Attention:  David K. Boston, Esq.
         Facsimile: (212) 728-8111

     Section 9.3 Expenses. Except as expressly set forth in Section 8.2(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

     Section 9.4 Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person (and, in addition, with respect to the Company, includes PKS);

     (b) "applicable law" means each applicable provision of any constitution, statute, law, ordinance, code, rule, regulation, decision, order, decree, judgment or license of any Governmental Entity;

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "knowledge of the Company" means the actual knowledge of Christopher J. Murphy, Donald E. Bowman and Mark E. Belmont, the Company's Chief Executive Officer, Chief Financial Officer and General Counsel, respectively, and those employees of the Company listed on Schedule 9.4 hereto;

     (e) "permitted lien" means any Lien (i) for Taxes not yet due and payable or being contested in good faith in appropriate proceedings, and (ii) imposed by applicable law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, or materialmen; and

     (f) "Person" means an individual, corporation, partnership, limited liability company, association, trust or any unincorporated organization, any Governmental Entity or any other Person or entity.

     Section 9.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

     Section 9.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided in

Sections 6.8 and 6.9, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

     Section 9.8 Assignment.

     (a) By Purchaser. Prior to the Effective Time, Purchaser may not assign by operation of law or otherwise any of its rights and obligations under this Agreement to any Person. After the Effective Time, Purchaser may assign (by operation of law or otherwise) its rights and obligations under this Agreement, in whole or in part, to any Person. After a permitted assignment by Purchaser, "Purchaser" will refer to such assignee in all provisions subject to such assignment to the extent appropriate.

     (b) By the Company. Except with the prior written consent of Parent and Purchaser, the Company will not assign (by operation of law or otherwise) any of its rights and obligations under this Agreement.

     (c) Binding Nature. This Agreement is binding upon the parties and their respective successors or assigns (whether or not permitted) and inures to the benefit of the parties and their permitted successors and assigns.

     Section 9.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

     Section 9.10 Amendment. This Agreement may be amended by the parties hereto by action taken by Parent and Purchaser, and, subject to Section 1.3, by action taken by or on behalf of the Board of Directors at any time before the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     Section 9.11 Undertakings of Parent. Parent shall perform, or cause to be performed, when due all obligations of Purchaser under this Agreement.

     Section 9.12 Waiver. At any time before the Effective Time, any party hereto may, subject to Sections 1.1(b) and 1.3, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

     Section 9.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        RINKER MATERIALS CORPORATION

                                        By: /s/ David V. Clarke
                                            ------------------------------
                                            Name:   David V. Clarke
                                            Title:  President


                                        JEM LEAR ACQUISITION COMPANY, INC.

                                        By: /s/ Peter W. Trimble
                                            ------------------------------
                                            Name:   Peter W. Trimble
                                            Title:  Vice President


                                        KIEWIT MATERIALS COMPANY

                                        By: /s/ Chrisopher J. Murphy
                                            ------------------------------
                                            Name:   Chrisopher J. Murphy
                                            Title:  President and Chief
                                                    Executive Officer

                                     ANNEX I
                                     -------

     Conditions to the Offer. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Parent's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in this Agreement) amend or terminate the Offer as to any Shares not then paid for if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock which, when taken together with the Shares, if any, beneficially owned by Parent and its subsidiaries, represents at least ninety percent (90%) of the Company Common Stock outstanding on a fully diluted basis (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of this Agreement and before the time of acceptance for payment of such Shares, any of the following events shall occur and be continuing or conditions exist:

          (a) there shall be an injunction or other order, decree, judgment or ruling issued, initiated or threatened and not withdrawn by a Governmental Entity of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been enacted, promulgated or taken or initiated or threatened and not withdrawn by a Governmental Entity of competent jurisdiction which in any such case (i) restrains or prohibits or seeks to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger, (ii) prohibits or restricts or seeks to prohibit or restrict the ownership or operation by Parent (or any of its affiliates or subsidiaries) of any material portion of its or the Company's business or assets, or compels Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's or any of its Subsidiary's business or assets which is material to the business of all such entities taken as a whole, (iii) imposes or seeks to impose limitations on the ability of Parent effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Parent on all matters properly presented to the stockholders of the Company or (iv) imposes or seeks to impose any material limitations on the ability of Parent or any of its respective affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company and its Subsidiaries; provided, however, that in the case of any such proceeding that has been initiated or threatened, such proceeding shall be reasonably likely to have one of the foregoing effects; or

          (b) this Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

          (c) from and after the date of this Agreement, there shall have occurred any event, or the disclosure of any act, omission, fact or circumstance not disclosed pursuant to this Agreement or any SEC Report, that, individually or when considered together with any other matter, has a Material Adverse Effect (with any liability or obligation associated with any such previously undisclosed act, omission, fact or circumstance being deemed, for purposes of determining whether a Material Adverse Effect has occurred, to have been incurred or increased, as the case may be, upon such disclosure); or

          (d) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the Nasdaq National Market (excluding any coordinated trading halt triggered as a result of a specified decrease in a market index) related to market conditions, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States by any Governmental Entity, (iii) any material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions, or (iv) a drop of more than 33.33% in the Dow Jones Industrial Average Index, measured against the value of such index on the date of this Agreement; or

          (e) any of the representations and warranties of the Company set forth in Section 4.2 of this Agreement shall not be accurate in all respects, in each case as if such representations and warranties were remade at and as of the time of such determination; or

          (f) any of the representations and warranties of the Company set forth in this Agreement (other than those in Section 4.2) (without regard to any materiality qualifications therein) shall not be accurate, except where such inaccuracies (considered collectively) do not have a Material Adverse Effect (determined in the manner provided in clause (c) above), in each case as if such representations and warranties were remade at and as of the time of such determination; or

          (g) the Company shall have failed to perform in any respect any obligation, agreement or covenant of the Company to be performed or complied with by it under Section 5.1(a) through (l), of this Agreement; or

          (h) the Company shall have failed to perform in any material respect any material obligation (including, without limitation, the Company's obligation pursuant to the first sentence of Section 5.1, but excluding those set forth in Section 5.1(a) through (l)) or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement; or

          (i) the Board of Directors (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Offer and the Merger, (ii) recommended a Takeover Proposal,
     (iii) shall have adopted any resolution to effect any of the foregoing,
     (iv) waived the transfer restrictions in the Restated Certificate to enable a Third Party to acquire more than 15% of the outstanding Shares; or

          (j) all authorizations, consents and approvals, if any, of any Governmental Entity necessary for the execution, delivery and performance of this Agreement, the failure to obtain which would prevent or materially impair or delay consummation of the transactions contemplated hereby or have a Material Adverse Effect, shall not have been obtained or be in full force and effect; or

          (k) Parent shall not have received any of the documents to be delivered to Parent pursuant to Section 6.7(e) of the Agreement, or

          (l) the transactions and all deliveries contemplated by the Columbia River Property Agreement shall not have been consummated or delivered, as the case may be;

which, in the reasonable judgment of Parent with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares.

     The foregoing conditions are for the sole benefit of Parent and may be asserted by Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of Purchaser and subject to the terms of this Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                  SCHEDULE 9.4
                                  ------------

      Human Resources Director:                       Lori Chavez
      Environmental Manager:                          William Peck
      OSHA/MSHA Manager:                              David Chavez
      Tax Manager:                                    Brian Shoemaker
      Controller:                                     Todd Freyer
      Operating Managers:                             Dan Speck
                                                      John Shaffer
                                                      Anthony Russo
                                                      Craig Pfingsten
                                                      John Fowler
                                                      Jeff Wriston